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                                                                    EXHIBIT 99.0



                          WASHINGTON GAS LIGHT COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       TWELVE MONTHS ENDED MARCH 31, 1996
                                  (Unaudited)

                             (Dollars in Thousands)



FIXED CHARGES:

   Interest Expense................................................      $    30,329

   Amortization of Debt Premium, Discount and Expense..............              261

   Interest Component of Rentals...................................               64
                                                                         ------------

         Total Fixed Charges........................................     $    30,654
                                                                         ============


EARNINGS:

   Net Income......................................................      $    86,994

   Add:
         Income Taxes Applicable to Operating Income...............           53,454

         Income Taxes Applicable to Other Income (Loss) - Net......           (1,294)

         Total Fixed Charges.......................................           30,654
                                                                         -----------

   Total Earnings..................................................      $   169,808
                                                                         ===========

   Ratio of Earnings to Fixed Charges..............................              5.5
                                                                         ===========





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